Exhibit 12.1

LAW OFFICE OF ANDREW COLDICUTT

1220 Rosecrans Street, PMB 258

San Diego, CA 92106

p. 619.228.4970

e. Info@ColdicuttLaw.com

Date: May 10, 2021

Board of Directors

Pacific Software, Inc.

600 North Ave, #304

Wakefield, MA 01880

Dear Sirs or Madams:

I have acted, at your request, as special counsel to Pacific Software, Inc., a Nevada corporation, (“Pacific Software, Inc.,”) for the purpose of rendering an opinion as to the legality of 75,000,000 shares of Pacific Software, Inc., common stock, par value $0.001 per share to be offered and distributed by Pacific Software, Inc., and the 15,278,500 common stock shares, par value $0.001 per share to be offered and distributed by the Selling Shareholders, (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Pacific Software, Inc., with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Pacific Software, Inc., and all amendments thereto, the By-Laws of Pacific Software, Inc., selected proceedings of the board of directors of Pacific Software, Inc., authorizing the issuance of the Shares, certificates of officers of Pacific Software, Inc., and of public officials, and such other documents of Pacific Software, Inc., and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Pacific Software, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Pacific Software, Inc., against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable, and that the Selling Shareholder’s Shares are validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Andrew Coldicutt

Andrew Coldicutt, Esq.

Law Office of Andrew Coldicutt, 1220 Rosecrans Street, PMB 258 San Diego, CA 92106	1/1